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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated October 25, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action under any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                 All of the Outstanding Shares of Common Stock

   (including the Associated Rights to Purchase Series A Junior Participating
                                Preferred Stock)

                                       of

                              Cerprobe Corporation

                                       at

                              $20.00 Net Per Share

                                       by

                           Cardinal Merger Sub., Inc.

                          a wholly owned subsidiary of

                       Kulicke and Soffa Industries, Inc.

Cardinal Merger Sub., Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Kulicke and Soffa Industries, Inc., a Pennsylvania corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $.05 per share (the "Common Stock"), together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and collectively with the Common Stock, the "Shares") of Cerprobe Corporation, a Delaware corporation (the "Company"), at a price of $20.00 per Share net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 25, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who are the record holder of their Shares and tender directly to Harris Trust Company of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares purchased under the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Following the Offer, the Purchaser intends to effect the Merger described below.


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 21, 2000 UNLESS THE OFFER IS EXTENDED.




THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, AND (II) THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 13 OF THE OFFER TO PURCHASE.

The Offer is being made under an Agreement and Plan of Merger, dated as of October 11, 2000 (the "Merger Agreement"), among the Purchaser, Parent and the Company. Pursuant to the Merger Agreement, as soon as practicable after the purchase of Shares in the Offer and the satisfaction or waiver (subject to applicable law) of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). At the effective time of the Merger, each issued and outstanding Share (other than Shares held by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company and Shares held by stockholders who have demanded and perfected appraisal rights under the DGCL) will be converted into and represent the right to receive an amount equal to the Offer Price or any higher price which may be paid for the Shares under the Offer, without interest. If the Purchaser acquires 90% or more of the outstanding Shares in the Offer, the Purchaser will effect the Merger as a "short-form" merger under the DGCL, without a vote of the stockholders of the Company. See "Purpose Of The Offer; Plans For The Company; The Merger--The Merger Agreement," in the Offer to Purchase.

Parent has also entered into Affiliate Tender Agreements, each dated as of October 11, 2000 (collectively, the "Affiliate Tender Agreements"), with certain stockholders of the Company. Under the terms of the Affiliate Tender Agreements, those stockholders have, among other things, agreed to tender their Shares into the Offer (which Shares currently represent in the aggregate approximately 9.8% of the outstanding Shares, excluding Shares issuable upon exercise of outstanding options). Parent and the Company have also entered into a Stock Option Agreement, dated as of October 11, 2000, under which the Company has granted Parent an irrevocable option, exercisable in certain circumstances following termination of the Merger Agreement, to purchase from the Company upon original issue from time to time up to a number of Shares equal to 19.9% of the number of Shares outstanding on October 11, 2000, subject to adjustment, at an initial exercise price of $20.00 per Share. See "Purpose Of The Offer; Plans For The Company; The Merger--The Affiliate Tender Agreements" and "--The Stock Option Agreement" in the Offer to Purchase.

The Board of Directors of the Company has, by unanimous vote, (A) determined that the terms of the Offer and the Merger are fair to, and in the best interest of, the stockholders of the Company, (B) approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and (C) recommended that the Company's stockholders accept the Offer and tender their Shares in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary, as agent for tendering stockholders, of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE, REGARDLESS OF ANY EXTENSIONS OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.


Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or who cannot deliver the certificates and all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 in the Offer to Purchase.

Shares tendered into the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless theretofore accepted for payment under to the Offer, may also be withdrawn at any time after December 24, 2000. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, November 21, 2000, unless the Purchaser, in its sole discretion (subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to
(a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement, which in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn as described above and in the Offer to Purchase. For a withdrawal of Shares to be effective, a written, telegraphic, telex, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered under the procedures for book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid before the physical release of such certificates.


All questions as to the form and validity (including time of receipt) of any notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

Sales of the Shares under the Offer will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased under the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares were held as capital assets by the stockholder and will be long-term if the Shares have been held for more than 12 months. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum federal income tax rate of 20%. All stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of Federal, state, local, foreign, and other tax laws. For a more complete description of certain U.S. Federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

Under the Merger Agreement and pursuant to Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, include a subsequent offering period following the Expiration Date. The Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. In the event the Purchaser provides a subsequent offering period, withdrawal rights will not apply to Shares tendered during such subsequent offering period and withdrawal rights will not apply during such subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH INCLUDES THE RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE REASONS THEREFOR) CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the Offer is:


[CORPORATE INVESTOR LOGO]
Corporate Investor Communications, Inc.
111 Commerce Road - Carlstadt, New Jersey 07072-2586
Banks and Brokers call collect (201) 896-1900
All others call Toll Free (888) 682-7239


The Dealer Manager for the Offer is:

[GEORGESON LOGO]

Georgeson Shareholder Securities Corporation
17 State Street, 10th Floor
New York, NY 10004
(212) 440-9800 (call collect)
or
Call toll free (800) 445-1790

October 25, 2000